Exhibit 99.01

Houghton Mifflin Company Announces Second-Quarter 2004 Results

BOSTON—August 13, 2004—Houghton Mifflin Company announced today its results for the second quarter of 2004. The financial results and comments in this release include the consolidated results of Houghton Mifflin Company and its parent, HM Publishing Corp. HM Publishing Corp. conducts all of its operating activities through Houghton Mifflin Company.

“Our second-quarter results reflect the expected decline in 2004 adoption opportunities in the K–12 marketplace,” said Tony Lucki, president and chief executive officer. “The decline in 2004 adoption opportunities is evident when comparing the K–12 sales for the second quarter of 2004 against last year’s strong sales for the School Division in the California reading adoption and McDougal Littell’s strong performance in the Texas social studies adoption. On a positive note, our K–12 basal businesses realized revenue growth of 35% in open territory markets. Based on the second-quarter results, we expect to deliver on our full year outlook.”

“This low point in the adoption cycle provides Houghton Mifflin Company with the opportunity to build on activities that will enhance our business and portfolio of products for the adoption opportunities in 2005 and beyond,” Lucki added.

Results for Second Quarter 2004

Educational textbook purchasing patterns are seasonal, with most publishing revenues generated in the second and third quarters of the year. We have historically incurred operating losses in the first and fourth quarters of the year.

Our net sales for the quarter ended June 30, 2004, decreased $27.2 million, or 7.5%, to $334.1 million, from $361.3 million in the second quarter of 2003.

The K–12 Publishing segment’s net sales decreased $32.9 million, or 11.7%, to $247.4 million in the second quarter of 2004, from $280.3 million in the same period in 2003. The decrease was due primarily to fewer 2004 textbook adoption opportunities, including lower sales of reading textbooks in California and social studies textbooks in Texas. Additionally, $8.9 million in revenue was deferred in the second quarter of 2004 as a result of new accounting rules adopted in July 2003. These net sales decreases were partially offset by increased sales of math in the secondary market, higher open territory sales and approximately $4.6 million of sales from businesses acquired in the fourth quarter of 2003.

The College Publishing segment’s net sales were essentially flat with $33.9 million in the second quarter of 2004 and $32.9 million in the same period in 2003. Results of the College Division are substantially in line with those reported by the AAP through June 2004.

The Trade and Reference Publishing segment’s net sales increased 11.3% to $33.6 million in the second quarter of 2004, from $30.2 million for the quarter ended June 30, 2003. This increase resulted primarily from the boost in backlist sales generated by Oprah’s Book Club selection of The Heart Is a Lonely Hunter.

The Other segment’s net sales, consisting primarily of our professional testing subsidiary, Promissor, increased 7.8% to $19.3 million in the second quarter of 2004, from $17.9 million in the same period in 2003. Higher license-testing volume contributed to this increase.

Second-quarter operating income decreased 46.1% to $23.4 million, from $43.4 million reported in the same period of 2003. The decrease resulted from lower net sales, attributable to the decline of opportunities in California and Texas, higher editorial and product-related costs and the operating loss of Edusoft, which was acquired in the fourth quarter of 2003. Second-quarter operating income in 2003 included approximately $17 million of acquisition costs, comprised of employee-retention expenses, severance costs and an inventory step-up charge.

The net loss from continuing operations was $8.4 million in the second quarter of 2004, compared to net income of $9.2 million reported in the same period of 2003. The decrease was a result of lower operating income and noncash interest expense of $4.4 million from the 11.5% HM Publishing Corp. senior discount notes, which were issued in October 2003, as well as a $4.2 million noncash charge from the mark-to-market adjustment on interest rate swaps.

Cash flow used in continuing operating activities increased $3.1 million in the second quarter of 2004 to $53.0 million, from $49.9 million in the second quarter of 2003. The increase was a result of higher paydowns in accounts payable, partially offset by lower accounts receivable in 2004.

Capital expenditures decreased to $30.8 million in the second quarter of 2004, from $35.1 million in the same period in 2003. The decrease was mainly due to heavy development spending in 2003 on copyright 2005 reading and math programs, and the timing of new product development expenditures in the K–12 Publishing segment in 2004. New product investments include science, social studies and math programs. The decrease in pre-publication expenditures was partially offset by higher capital expenditures for new back-office systems. We expect to spend approximately $140 to $145 million in capital expenditures in 2004.

EBITDA decreased 16.2% to $77.7 million in the second quarter of 2004, compared to $92.7 million for the same period last year due to lower operating income in 2004.

Year to Date 2004

For the six months ended June 30, 2004, net sales decreased 4.3% to $473.1 million, from $494.1 million for the same period last year.

The K–12 Publishing segment’s net sales were $328.0 million compared to $349.9 million for the first half of 2003, a 6.3% decrease. The decrease in the K–12 Publishing segment was due to fewer sales opportunities in California reading and Texas social studies, partially offset by an increase in math sales in the secondary market and higher open territory sales, as well as approximately $8.5 million of sales from businesses acquired in the fourth quarter of 2003.

The College Publishing segment had net sales for the six-month period of $52.2 million, a decrease of 3.2%, from the $53.9 million reported in the same period in 2003. The decline in the College Publishing segment’s net sales was due to lower orders of backlist titles.

The Trade and Reference Publishing segment’s net sales for the six-month period was $59.5 million, a 4% increase from the $57.2 million reported for the same period last year. The increase in the Trade and Reference Publishing segment was due to higher sales of adult and children’s imprints, partially offset by a decrease in reference book sales and an anticipated decrease of Tolkien sales.

The Other segment’s net sales for the six-month period were $33.4 million, relatively flat with the $33.2 million reported from the same period last year.

The operating loss for the first six months of 2004 was $90.3 million, compared to $71.3 million for the first half of 2003. The increase in operating loss in 2004 compared to 2003 was a result of lower net sales, higher pre-publication and publishing rights amortization, higher editorial and production costs and an operating loss at Edusoft. The 2003 loss included approximately $30 million of acquisition costs, comprised of employee-retention expenses, severance costs and an inventory step-up charge.

The net loss from continuing operations for the first six months of 2004 was $98.9 million, compared to a loss of $111.4 million for the same period last year, which included a $48.4 million debt extinguishment charge. The increase in the net loss from continuing operations was due to the increased operating loss, as well as higher interest expense associated with the 11.5% senior discount notes.

Cash flow used in continuing operating activities increased $25.1 million in the first six months of 2004 to $147.1 million, from $122.0 million in the first six months of 2003. The increase in cash used resulted from payment of current liabilities and higher interest payments, partially offset by better cash collections in 2004.

Capital expenditures decreased to $56.7 million in the first six months of 2004, from $68.6 million in the same period in 2003. The decrease was due primarily to heavy development spending in 2003, and the timing of pre-publication expenditures for new product development in the K–12 Publishing segment, partially offset by higher capital requirements for new back-office systems in 2004.

Due to the seasonal nature of our business, with approximately 50% of net sales realized in the third quarter, we normally incur a net cash deficit from all activities through the middle of the third quarter. This seasonality affected the operating free cash flow, defined as cash flow from continuing operations less capital expenditures, resulting in a negative $203.9 million in the first six months of 2004, compared to a negative $190.7 million in the same period last year. The difference was due primarily to lower accounts payable and other liabilities, partially offset by higher cash collections and lower capital spending.

EBITDA for the first six months of 2004 decreased 23.7% to $17.1 million, from the $22.4 million reported in the same period last year. The decrease resulted from the higher operating loss, partially offset by an increase in pre-publication and publishing rights amortization.

Conference Call Schedule

The Company’s senior management will review the second-quarter results on a conference call scheduled for this morning, August 13, 2004, at 11:00 a.m. EDT. The call is open to all interested parties, and discussions may include forward-looking information. The teleconference dial-in numbers are:

United States                888-428-4480

International                 612-332-0226

About Houghton Mifflin

Boston-based Houghton Mifflin Company is one of the leading educational publishers in the United States, with over $1 billion in sales. Houghton Mifflin Company publishes textbooks, instructional technology, assessments and other educational materials for elementary and secondary schools and colleges. Houghton Mifflin Company also publishes an extensive line of reference works and award-winning fiction and nonfiction for adults and young readers. Houghton Mifflin offers computer-administered testing programs and services for the professional and certification markets. With its origins dating back to 1832, Houghton Mifflin Company today combines its tradition of excellence with a commitment to innovation. The Company’s Web site can be found at www.hmco.com. Houghton Mifflin’s parent company, HM Publishing Corp., conducts all of its operating activities through Houghton Mifflin Company.

“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995

This communication includes forward-looking statements that reflect the current views of Houghton Mifflin Company and HM Publishing Corp. about future events and financial performance. Words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts,” and variations of such words or similar expressions that predict or indicate future events or trends, or that do not relate to historical matters, identify forward-looking statements. The Company’s expectations, beliefs and projections are expressed in good faith, and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs and projections will result or be achieved. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from the Company’s expectations, and we expressly do not undertake any duty to update forward-looking statements, which speak only as of the date of this release. These factors include, but are not limited to: (i) market acceptance of new educational and testing products and services, particularly reading, literature, language arts, mathematics, science and social studies programs; criterion-referenced testing; and the Iowa Tests of Basic Skills; (ii) the seasonal and cyclical nature of educational sales; (iii) changes in funding in school systems throughout the nation, which may result in cancellation of planned purchases of educational and testing products and/or services and shifts in timing of purchases; (iv) changes in educational spending in key states such as California, Texas and Florida, and the Company’s share of that spending; (v) changes in purchasing patterns in elementary and secondary schools and, particularly in college markets, the effect of textbook prices, technology and the used book market on sales; (vi) changes in the competitive environment, including those which could adversely affect cost of sales, such as the increased amount of materials given away in the elementary and secondary school markets and increased demand for customized products; (vii) changes in the relative profitability of products sold; (viii) regulatory changes that could affect the purchase of educational and testing products and services; (ix) changes in the strength of the retail market for general interest publications and market acceptance of newly published titles and new electronic products; (x) the ability of Riverside, Edusoft and Promissor to enter into new agreements for testing services and generate net sales growth; (xi) delays and unanticipated expenses in developing new programs and other products; (xii) delays and unanticipated expenses in developing new technology products, and market acceptance and use of online instruction and assessment materials; (xiii) the success of Riverside’s entry into the scoring business and the criterion-referenced testing business; (xiv) the potential effect of a continued weak economy on sales of K–12, college and general interest publications; (xv) the risk that the Company’s well-known authors will depart and write for competitors; and (xvi) the effect of changes in accounting and regulatory and/or tax policies and practices.

Contact

Joseph P. Fargnoli

Vice President, Treasurer

Houghton Mifflin Company

617-351-3351

joseph_fargnoli@hmco.com

Summary Historical Consolidated Financial and Other Data

(See Notes to Summary and Other Financial Data)

Unaudited

	Quarter Ended,		Six Months Ended,
	June 30, 2004	June 30, 2003	June 30, 2004	June 30, 2003
	(dollars in thousands)
Statement of Operations Data (a):
Net sales by segment:
K–12 Publishing	$247,360	$280,272	$328,034	$349,895
College Publishing	33,882	32,940	52,173	53,889
Trade and Reference Publishing	33,568	30,163	59,527	57,196
Other	19,279	17,942	33,401	33,160

	334,089	361,317	473,135	494,140

Cost of sales excluding pre-publication and publishing rights amortization	137,208	142,311	219,505	220,540
Pre-publication and publishing rights amortization (b)	44,533	41,116	88,168	77,923

Cost of sales	181,741	183,427	307,673	298,463
Selling and administrative expenses	127,882	134,280	253,473	266,475
Intangible asset amortization	1,040	249	2,248	498

Operating income (loss)	23,426	43,361	(90,259)	(71,296)
Net interest expense	(37,016)	(28,799)	(65,845)	(56,604)
Debt extinguishment costs (c)	—	—	—	(48,427)
Other income	160	—	184	18

Income (loss) from continuing operations before income taxes	(13,430)	14,562	(155,920)	(176,309)
Income tax provision (benefit)	(5,032)	5,366	(57,068)	(64,874)

Net income (loss) from continuing operations	(8,398)	9,196	(98,852)	(111,435)
Discontinued operations	—	—	—	(1,221)

Net income (loss)	$(8,398)	$9,196	$(98,852)	$(112,656)

Other Operating Data:
EBITDA:
Net income (loss)	$(8,398)	$9,196	$(98,852)	$(112,656)
Interest expense	37,016	28,799	65,845	56,604
Income taxes	(5,032)	5,366	(57,068)	(64,874)
Depreciation and amortization	54,098	49,344	107,194	93,725
Debt extinguishment costs	—	—	—	48,427
Loss from discontinued operations	—	—	—	1,221

EBITDA from continuing operations (d)	$77,684	$92,705	$17,119	$22,447

Cash flow provided by (used in) continuing operations	$(53,021)	$(49,933)	$(147,138)	$(122,044)
Capital expenditures—excluding pre-publication costs	(8,127)	(6,384)	(15,894)	(12,189)
Capital expenditures—pre-publication costs (b)	(22,672)	(28,692)	(40,851)	(56,418)

Operating free cash flow (d)	$(83,820)	$(85,009)	$(203,883)	$(190,651)

Other	Consolidated Balance Sheet Information:

As of June 30, 2004 (dollars in thousands)
Unrestricted cash and cash equivalents	$23,911
Short-term borrowings	$50,000
Long-term debt including current portion	$1,299,698

Notes to Summary and Other Consolidated Financial Data:

a.	The Consolidated Statement of Operations Data presented includes HM Publishing Corp. and its wholly owned subsidiary Houghton Mifflin Company. HM Publishing Corp., incorporated in September 2003, conducts all of its operating activities through Houghton Mifflin Company. The Consolidated Statement of Operations Data for HM Publishing Corp. includes the results of Houghton Mifflin Company and incremental interest expense of $4.4 million from HM Publishing Corp.’s 11.5% senior discount notes issued in October 2003 and a corresponding incremental tax benefit of $1.6 million.

b.	Pre-publication expenditures are costs incurred after the completion of a final manuscript. These expenditures are capitalized and then amortized over the subsequent three to five years on an accelerated basis.

c.	The debt extinguishment costs of $48.4 million represent the charge to repurchase 2004 senior notes, 2006 senior notes, and senior subordinated bridge notes and term loan.

d.	EBITDA and operating free cash flow are included as both a measure of the Company’s ability to generate cash as well as its ability to meet debt service requirements. We do not intend for EBITDA or operating cash flow to represent cash flow from operations as defined by Generally Accepted Accounting Principles (GAAP), and we do not suggest that you consider it as an indicator of operating performance or as an alternative to cash flow or operating income (as measured by GAAP) or as a measure of liquidity. While EBITDA and operating free cash flow and similar measures are frequently used as measures of operations and an ability to meet debt service requirements, these terms are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation.